LETTER OF INTENT


The intent of this letter ("letter") is to summarize the result of recent discussions between the management of Genetic Diagnostics Inc. ("GDI") and ActiveCore Technologies, Inc. ("ActiveCore") together (the "Parties") with respect to ActiveCore's proposal to acquire 5 million common shares of GDI at a price of USD 2.00 which will represent an investment of approximately 23 percent of the issued and outstanding shares of GDI. Therefore, the principal purpose of this letter is to document the terms, in general, under which the transaction would take place subject to the approval of ActiveCore's board of directors, GDI's board of directors, approval from any regulatory agency the United States or Canada and legal documentation in a form satisfactory to both parties.

It is understood by both parties that in preparation of legal agreements that will give effect to this transaction certain arrangements to maximize the tax benefit or other benefits to both parties may need to be undertaken. Each of ActiveCore and GDI will undertake to accommodate each other's requirements to the fullest extent possible, provided however, that neither company will knowingly fail to comply with any regulation or statute in either Canada or the US.

PRINCIPAL TERMS AND CONDITIONS

The principal terms and conditions for the proposed purchase of 5 million common shares of GDI are as follows:

ActiveCore shall sign a share subscription agreement to acquire 5 million common shares of GDI for USD 10,000,000, which may be accomplished over the next 180 days subject to certain financing to be arranged.

II   LOCK UP:

It is hereby expressly agreed that GDI and any of its shareholders, managers or advisors will not engage in a process of seeking an alternative investor, whose investment would be in substitution for the investment provided for in this letter, during the period to end May 31, 2004.

III  ASSUMED CLOSING DATE:

November 11, 2003 - Subscription Agreement

May 31, 2004 (outside date for Escrow Release of funds)

IV   CONDITIONS:

The investment in GDI shall be subject to due diligence by ActiveCore - already completed.

      The approval of ActiveCore's board of directors

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      The approval of GDI's board of directors

      Legal documentation satisfactory to both parties' legal counsel

     Provision of the most recent two years audited financial statements in accordance with US GAAP and SEC accounting pronouncements for SEC purposes (to facilitate SB-2 approval of significant asset acquisition). Note if the SEC does not approve the SB-2 prior to February 14, 2004, the audited statements for the period to the end of December 31, 2003, will be required.

GDI will cause an affidavit to be sworn to the effect that no relationship exists between any member of GDI management, including immediate family, and Ingeneus Research and its parent organization.

Election of Brian MacDonald as a director of GDI, with Peter Hamilton to be an accepted as his official alternate in case of Brian MacDonald's absence, and an agreement to that consultation will bre held between Brian MacDonald and the Chairman of GDI with regard to the appointment of another independent director who may or may not have a seat on the board of directors currently.

Shares: All shares provided as consideration in this transaction will rank pari passu with all other common shares of GDI and will have all rights generally associated with common shares including the right to participate in other fund raisings. No other classes of common shares exist and none will be created prior to the investment by ActiveCore.

Confidentiality: ActiveCore and GDI will undertake to use every effort to maintain the confidential nature of the proposed transaction pending mutual agreement as to any announcement. ActiveCore further agrees to execute a confidentiality agreement in a mutually acceptable form prior to being granted access to GDI's books and records (already completed).

Litigation: To the best of knowledge of ActiveCore and GDI, there is no action, claim or demand or other proceedings pending or threatened before any court or other administrative agency, which would materially and adversely affect GDI.

Conduct: An undertaking by GDI that, pending the closing of the transaction contemplated herein, GDI shall have conducted business only in the ordinary course and there shall have occurred no material adverse change to GDI's business activities.

Definitive Documentation: It is understood that consummation of the transaction contemplated herein will be subject to the preparation, execution and delivery of a share subscription agreement and such other documentation as may be deemed appropriate (the "Agreement') by legal and accounting counsel to ActiveCore and GDI.

Applicable Law: The Agreement to be consummated to give effect to the transaction herein shall be governed by and construed and interpreted in accordance with the laws of Alberta and the federal securities laws of the United States of America. As ActiveCore is a public corporation traded on a

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recognized  stock market in the United  States and is a reporting  entity within the United States of America in case of difference in the regulatory treatment of financial, securities and accounting matters, the laws and regulations of the US SEC shall apply.

All notices under this Letter should be sent to:

     ActiveCore Technologies, Inc. att:        Brian J. MacDonald
                                               Chairman and CEO
                                               2275 Lakeshore Blvd. West
                                               Suite 401
                                               Toronto, Ontario M8V 3Y3

     Genetic Diagnositcs Inc.                  Mr. Steve Johnston
                                               Chairman
                                               55 University Avenue
                                               Suite 1100
                                               Toronto, Ontario  M5J 2H7


Dated this 10th day of November, 2003, at Toronto, Ontario.

EXECUTED:

ActiveCore Technologies Inc.

By:  /s/ Brian MacDonald
     --------------------
     Brian MacDonald, Chairman and CEO


Genetics Diagnostic Inc.

By:  /s/ Steven Johnston
     --------------------
     Steven Johnston, Chairman